Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Lincoln National Corporation related to the Lincoln National Corporation 1986 Stock Option Incentive Plan and to the incorporation by reference therein of our report dated February 9, 1995, with respect to the consolidated financial statements and schedules of Lincoln National Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



Fort Wayne, Indiana
August 28, 1995